UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

June 16, 2008

Date of Report (Date of earliest event reported)

Heritage Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	0-11255	54-1234322
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Granby Street, Norfolk, Virginia 23510

(Address of principal executive offices, including zip code)

757-648-1600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	REGULATION FD DISCLOSURE

At its 2008 Annual Meeting of Shareholders on June 16, 2008 (the “Annual Meeting”), Heritage Bankshares, Inc. (“Heritage”) reported to shareholders and other individuals in attendance the following information regarding its financial condition, based on a comparison of average balances for the months of April and May in 2008 to average balances for the months of April and May in 2007:

•	noninterest-bearing deposits have increased by approximately $5.7 million, or 12%, from approximately $49.2 million to approximately $54.9 million;

•	total transaction deposits have increased by approximately $18 million, or 14%, from approximately $127.3 million to approximately $145.3 million.

Heritage also reported to its shareholders and others in attendance at the Annual Meeting that total net loans, before allowance for loan losses, had increased by approximately $22.4 million, or 15%, from approximately $144.6 million at May 31, 2007 to approximately $167 million at May 31, 2008.

The information furnished pursuant to this Item 7.01 of this Form 8-K shall not be treated as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. This current report on Form 8-K shall not be deemed an admission as to the materiality of any information herein that is required to be disclosed solely by Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heritage Bankshares, Inc.
(Registrant)
Date: June 16, 2008
/s/ Michael S. Ives
Michael S. Ives
President & Chief Executive Officer